Exhibit 5.1

Goodwin Procter LLP One Commerce Square 2005 Market Square, 32nd Floor Philadelphia, PA 19103 goodwinlaw.com +1 445 207 7800

February 16, 2024

Larimar Therapeutics, Inc.

Three Bala Plaza East, Suite 506

Bala Cynwyd, PA 19004

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with the registration of the offer by Larimar Therapeutics, Inc., a Delaware corporation (the “Company”), of 19,736,842 shares (the “Shares”) of Common Stock, $0.001 par value per share (the “Common Stock”), of the Company, pursuant to the Registration Statement on Form S-3 (File No. 333-268312) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on November 10, 2022 and declared effective by the Commission on November 21, 2022 (the “Registration Statement”). Reference is made to the opinion letter from Troutman Pepper Hamilton Sanders LLP dated November 10, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 14, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 19,736,842 Shares covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 2,574,370 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Larimar Therapeutics, Inc.

February 16, 2024

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”) relating to the Shares, which is incorporated by reference in the Registration Statement. We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP